EXHIBIT 5

                                 March 19, 1996

The Board of Directors
Richfood Holdings, Inc.
8258 Richfood Road
Mechanicsville, Virginia 23111

                            RICHFOOD HOLDINGS, INC.
                       REGISTRATION STATEMENT ON FORM S-3

Lady and Gentlemen:

     We have acted as counsel to Richfood Holdings, Inc., a Virginia corporation (the "Company"), in connection with its Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on March 19, 1996 (the "Registration Statement"), with respect to 3,925,845 shares of the Company's Common Stock, without par value (the "Shares"), which are proposed to be offered and sold as described in the Registration Statement.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

     1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

     2. The 3,925,845 Shares covered by the Registration Statement have been duly authorized and are legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Matters" in the Registration Statement.

                                    Very truly yours,
                                    /s/ HUNTON & WILLIAMS